BUFFALO SALE AND PURCHASE AGREEMENT

     This Agreement is entered into this 9th day of November, 1998, by and between R&R Ranching, Inc., whose address is 899 South Artistic Circle, Springville, Utah 84663, ("Buyer") and Diving Buffalo Ranch, Inc., whose address is P.O. Box 523, Harlowton, Montana 59036, ("Seller").


                             RECITALS

A. Seller wishes to sell and Buyer wishes to purchase certain buffalo the Seller owns or has under contract to purchase. Seller and Buyer desire to enter into this agreement in order to set forth in writing the terms and conditions of the sale.

     NOW THEREFORE, in consideration of the mutual promises contained hereto, the parties agree as follows:


                             AGREEMENT

     1. Buffalo Purchased/Purchase Price. Seller agrees to sell and Buyer agrees to purchase a maximum of Twenty (20) buffalo. Buyer agrees to pay to Seller the sum of Eighty-Four Thousand Dollars ($84,000) for said 20 head of buffalo delivered under the terms of this agreement, more specifically as follows:

               Description         Quantity  Price per head Total

               Mature cows            20          $4200.00       $84,000

               Delivery          20                         Cost of expenses


               TOTAL             20                         $84,000.00 US

     A. Buyer shall wire to Seller's account within 2 days of the execution of this contract Ten Thousand Dollars ($10,000.00 US) as partial payment, with the balance of Seventy-Four Thousand Dollars ($74,000.00 US) to be wired upon loading.

     2. Delivery Date. All buffalo purchased hereunder shall be delivered to Buyer and shall be removed from Seller's possession on or before January 15, 1999, no later than thirty (30) days following notification to Buyer that the buffalo have passed all necessary disease tests described in paragraph 4 herein. Seller shall be reimbursed by Buyer $1.00 per head per day for boarding expense.


     3. Buffalo to Conform to those Exhibited. Seller covenants that the buffalo shall conform to those that were exhibited and/or represented to Buyer prior to the execution of the agreement.

     4. Disease Testing. Seller shall cause all buffalo purchased hereunder to pass any necessary testing for disease. Buffalo to be transported to Canada shall be four way tested for brucellosis tuberculosis, anaplasmosis, and blue tongue. Buffalo to be transported within the US shall be two way tested brucellosis and tuberculosis. Seller shall bear all the cost of initial testing. If subsequent testing is required, Seller shall each pay all of the cost.

     5. Inspection. Buyer shall have the right to examine the buffalo at Seller's location, and has the right to reject any buffalo that fail to conform as referred to in Paragraph 3 herein or that fail to pass any inspection tests specified above. Buyer shall choose the carrier or shipper of his choice and shall make all arrangements and pay all expenses of shipping, in transit insurance, and conforming to applicable regulations. Seller will use his expertise in this area to assist Buyer if Buyer so desires.

     6. Transfer of Title and Risk of Loss. Title to the buffalo shall remain in Seller's name until paid for by Buyer at which time the right of ownership and risk of loss passes from Seller to Buyer. Title to any animal that fails to pass inspection tests specified above shall remain in Seller's name. Until the buffalo are so loaded on buyers trucks, Seller will indemnify Buyer from and against any and all actions or claims arising out of the terms of this agreement or the handling of the buffalo pursuant to this agreement and from and against any and all damages or injuries arising from such matters, except that buyer bears the risk of injury to himself and those employed by him while at Seller's location. The risk of loss from any casualty to the buffalo regardless of the cause of such casualty to the buffalo regardless of the cause of such casualties shall be on the Buyer. If a pregnant buffalo delivers in transit she shall be considered pregnant for contract purposes whether the fetus is delivered alive or dead. After delivery to Buyer, Buyer will indemnify Seller from any and all claims, damages and injuries arising from the delivered buffalo.

     7. Seller's Warranties. Seller warrants that the buffalo shall be free from any and all liens, security agreements, encumbrances, claims, demands and charges of any kind whatsoever and further expressly warrants that it will defend title to the buffalo and indemnify Buyer from any and all loss or damage on account of such liens, encumbrances, security agreements, claims, demands or charges, or any other defects in title. Seller further warrants that the buffalo shall be in good and merchantable condition on the date of delivery. Seller will provide to buyer an executed Bill of Sale for the buffalo at the time of loading as identified above.

     8. Modification. Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if placed in writing and signed by each party.

     9. Governing Law. It is agreed that this agreement shall be governed by, construed and enforced in accordance with the laws of the State of Montana.

     10. Attorney's Fees. In the event that either party is forced to obtain the services of an attorney to enforce any provision of this agreement, the prevailing party shall be entitled to his attorney's fees and any reasonable costs and expenses associated therewith.

     11. Binding Effect. This agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties.

     12. Force Majeure. In the event Seller is unable to deliver buffalo under this contract due to circumstances beyond his control including, but not limited to strikes, walkouts, acts of God, changes in governmental regulations and/or trade agreements, failure of seller to obtain sufficient quantities of buffalo from his sources to satisfy this contract, disease quarantines, Seller shall return Buyers deposit in full and both parties are released from any further obligations under this contract.

     13. Duplicate Originals. This agreement shall be executed in duplicate, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures shall be valid if finished by facsimile copy.


     IN WITNESS WHEREOF, each party has caused this Agreement to be executed on the day and year first above written.

               "BUYER"                       "SELLER"

R&R Ranching, Inc.                        Diving Buffalo Ranch, Inc.

/s/ William R. Davidson, President               /s/ K. Steven Killorn, Pres.
----------------------------------               ----------------------------
William R. Davidson, President                K. Steven Killorn, President